                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          SANTA FE PACIFIC CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          SANTA FE PACIFIC CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------
- -------------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                          SANTA FE PACIFIC CORPORATION
- --------------------------------------------------------------------------------
                    Notice of Annual Meeting of Stockholders
- --------------------------------------------------------------------------------

     The annual meeting of stockholders of Santa Fe Pacific Corporation will be held at the Hyatt Regency-Woodfield, 1800 East Golf Road, Schaumburg, Illinois, on Tuesday, April 26, 1994, at 10:00 a.m., for the following purposes:

     (A) To elect four directors; and

     (B) To transact such other business as is properly brought before the meeting and at any adjournment or postponement thereof.

     Stockholders of record at the close of business on March 1, 1994, are entitled to notice of the meeting and are entitled to vote at the meeting. A list of such stockholders will be kept at the offices of the Corporation at 1700 East Golf Road, Schaumburg, Illinois 60173-5860, for a period of ten days prior to the meeting.

     By order of the Board of Directors.

                                                      MARSHA K. MORGAN
                                                      Corporate Secretary

1700 East Golf Road
Schaumburg, Illinois 60173-5860
March 9, 1994

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN, AND DATE YOUR PROXY AND RETURN
              IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                       YOU INTEND TO ATTEND THE MEETING.

                          SANTA FE PACIFIC CORPORATION
                              1700 EAST GOLF ROAD
                        SCHAUMBURG, ILLINOIS 60173-5860

- --------------------------------------------------------------------------------

                                PROXY STATEMENT
                                 MARCH 9, 1994
- --------------------------------------------------------------------------------

                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 1994

     The annual meeting of stockholders of Santa Fe Pacific Corporation (the "Corporation") will be held at 10:00 a.m. on April 26, 1994, in Schaumburg, Illinois. The enclosed proxy card is solicited by the Board of Directors of the Corporation, and your execution and prompt return of the card is requested. Every stockholder, regardless of the number of shares held, should be represented at the annual meeting. Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it at any time before it is voted at the meeting by delivering to the Corporation written notification of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot.

     The shares represented by your proxy will be voted in accordance with the specifications made on the proxy card. Unless otherwise directed, it is intended that such shares will be voted:

     (A) For the election as directors of the four nominees named below;

     (B) In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

     Stockholders of record at the close of business on March 1, 1994 are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Each share of common stock of the Corporation is entitled to one vote. The Corporation's common stock is the only issued and outstanding class of stock. At the close of business on March 1, 1994, the Corporation had 186,217,883 shares of common stock outstanding and entitled to vote. The Corporation anticipates first sending this proxy statement and the enclosed proxy card to stockholders on or about March 9, 1994.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of three classes, as nearly equal in number as possible. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The number of directors of the Corporation, as determined by the Board under Article Fifth of the Corporation's Restated Certificate of Incorporation, is currently eleven. The Board has voted to reduce the size of the Board to ten effective as of the Annual Meeting on April 26, 1994. Mr. George B. Munroe, a director since 1972, and whose term would otherwise expire in 1995, will resign effective as of the Annual Meeting on April 26, 1994, pursuant to the Board's retirement policy. The terms of four current directors expire in 1994, and all four are standing for election this year for three-year terms ending in 1997. Three current directors will continue to serve in terms that expire in 1995, and three current directors will continue to serve in terms that expire in 1996. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualify unless, prior to that time, they have resigned, retired, or otherwise left office.

     The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the persons acting under it unless the stockholder has directed otherwise. Under the Corporation's By-laws, directors are elected by a plurality of the votes cast at the meeting for election of directors. Shares represented at the meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no effect on the outcome of the election.

     Unless otherwise indicated, each director listed below has served in his or her present occupation for at least five years. The indicated periods of service as a director of the Corporation include prior service as directors of Santa Fe Industries, Inc. and Southern Pacific Company.

                NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED
                    FOR A TERM OF THREE YEARS ENDING IN 1997

                                                                                 Shares of Common
                                                                                      Stock
                                                                      First        Beneficially
   Name, Age and                                                    Elected a      Owned as of
Business Experience                                                 Director     March 1, 1994(1)
- -------------------                                                 ---------    ----------------
BILL M. LINDIG, 57...............................................      1993             1,000
President and Chief Operating Officer since November 1985 and a director of SYSCO Corporation
(marketer and distributor of foodservice products). Mr. Lindig serves on the Compensation and
Benefits Committee and the Committee on Directors of the Board.

ROY S. ROBERTS, 54...............................................      1993(2)              0
Vice President since October 1992 of General Motors Corporation (manufacturer of motor vehicles)
and General Manager, GMC Truck Division. Previously, Manufacturing Manager of General Motors
Corporation's North American Operations Flint Automotive Division from 1992 and Manufacturing
Manager of its Cadillac Motor Car Division from 1990 to 1992. From 1988 to 1990, Vice President and General Manager, Truck Operations for Navistar International Corporation (manufacturer of trucks). Mr. Roberts serves on the Audit Committee of the Board.

JOHN S. RUNNELLS II, 70..........................................      1975            11,247(3)
Owner and Operator, Runnells-Pierce Ranch in Bay City, Texas (ranching). Mr. Runnells serves on the Committee on Directors and the Audit Committee of the Board.

ROBERT H. WEST, 55...............................................      1980               703(3)
Chairman of the Board and a director of Butler Manufacturing Company (manufacturer of systems and components for non-residential structures) since May 1986. Also a director of Commerce
Bancshares, Inc. and Kansas City Power & Light Company. Mr. West is Chairman of the Audit
Committee and serves on the Executive and the Compensation and Benefits Committees of the Board.

                                      2

                    DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

             TERMS EXPIRING AT 1995 ANNUAL MEETING OF STOCKHOLDERS

                                                                                 Shares of Common
                                                                                      Stock
                                                                      First        Beneficially
   Name, Age and                                                    Elected a      Owned as of
Business Experience                                                 Director     March 1, 1994(1)
- -------------------                                                 ---------    ----------------
JOSEPH F. ALIBRANDI, 65..........................................      1982             1,550
Chairman, Chief Executive Officer and a director of Whittaker Corporation (an aerospace company)
since December 1985, and Chairman and a director of BioWhittaker Inc. (a biotechnology company)
since October 1991; also Chief Executive Officer of BioWhittaker Inc. from October 1991 to
September 1992. Also a director of Catellus Development Corporation, BankAmerica Corporation, and
Jacobs Engineering Group Inc. Mr. Alibrandi is Chairman of the Compensation and Benefits
Committee and serves on the Audit Committee of the Board.

GEORGE DEUKMEJIAN, 65............................................      1991               500
Partner of Sidley & Austin (law firm) since January 1991. Formerly, Governor of the State of
California from 1983 until January 1991. Also a director of Qual-Med, Inc. Mr. Deukmejian serves on the Audit Committee and the Committee on Directors of the Board.

JEAN HEAD SISCO, 68..............................................      1975             2,039
Partner, Sisco Associates (management consultants). Also a director of Chesapeake & Potomac
Telephone Company, Chiquita Brands International, K-Tron International, Inc., McArthur/Glen
Realty Corp., The Neiman Marcus Group, Inc., Textron Inc., and Washington Mutual Investors Fund.
Mrs. Sisco serves on the Committee on Directors and the Compensation and Benefits Committee of
the Board.

             TERMS EXPIRING AT 1996 ANNUAL MEETING OF STOCKHOLDERS

                                                                                 Shares of Common
                                                                                      Stock
                                                                      First        Beneficially
   Name, Age and                                                     Elected a      Owned as of
Business Experience                                                  Director     March 1, 1994(1)
- -------------------                                                  ---------    ----------------
ROBERT D. KREBS, 51..............................................      1983           957,395(4)
Chairman, President and Chief Executive Officer of the Corporation since June 1988; formerly
President and Chief Executive Officer of the Corporation from July 1987. Also a director of
Phelps Dodge Corporation, Northern Trust Corporation, Catellus Development Corporation, and
Santa Fe Energy Resources, Inc. Mr. Krebs is Chairman of the Executive Committee and serves on the Committee on Directors of the Board.

MICHAEL A. MORPHY, 61............................................      1972                7,000
Retired Chairman of the Board and Chief Executive Officer of California Portland Cement Company
(cement manufacturer). Mr. Morphy has served as President of MorMarketing (marketing of employee benefit concepts) since June 1985. Also a director of Cyprus Amax Minerals Company, First
Interstate Bank of California, and Santa Fe Energy Resources, Inc. Mr. Morphy serves on the
Compensation and Benefits and the Audit Committees of the Board.

EDWARD F. SWIFT, 70..............................................      1973            5,568(3,5)
Consultant to Lehman Brothers, Inc. (investment banker and broker-dealer) since December 1989, and prior to that, advisory director of Shearson Lehman Hutton, Inc. from January 1988. Also a director of Illinois Tool Works, Inc. Mr. Swift is Chairman of the Committee on Directors of the
Board and serves on the Executive and Audit Committees of the Board.

- ------------
(1) The nature of beneficial ownership for shares listed in this column is sole voting and investment power, except as otherwise indicated in the following notes. Pursuant to the Board of Directors'

    Retirement Policy, Director George B. Munroe is retiring as of the 1994 annual meeting. Mr. Munroe holds 3,940 shares of the Corporation's common stock, of which shares Mr. Munroe disclaims beneficial ownership in 2,015 shares held by his spouse.
(2) Mr. Roberts was elected by the Board as a director of the Corporation effective August 1, 1993, to fill a vacancy created by an increase in the size of the Board. Mr. Roberts was late in filing his initial Form 3 under
    Section 16(a) of the Securities and Exchange Act of 1934.
(3) Includes 2,567 shares, 240 shares, and 932 shares which are held by or in trust for members of the families of Messrs. Runnells, West, and Swift, respectively, and as to which beneficial ownership is disclaimed by them.
(4) Includes 45,708 shares of restricted stock held under the Santa Fe Pacific Incentive Stock Compensation Plan and Santa Fe Pacific Long Term Incentive Stock Plan, 21,269 shares arising from participation in the Santa Fe Pacific Retirement and Savings Plan for Salaried Employees as of December 31, 1993, and 650,473 shares which may be acquired by Mr. Krebs within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan.
(5) Mr. Swift owns beneficially 3,500 preference depositary units of Santa Fe Pacific Pipeline Partners, L.P., a Delaware limited partnership described under "Other Information Concerning Directors" in this proxy statement. Mr. Swift's ownership includes 1,000 preference depositary units held by his spouse as to which Mr. Swift disclaims beneficial ownership.
                            ------------------------

     Certain Relationships and Related Transactions. Mr. Jerome F. Donohoe, Vice President-Law of the Corporation, is a partner of the law firm of Mayer, Brown & Platt. Mayer, Brown & Platt serves as principal outside counsel for the Corporation and its subsidiaries. Mayer, Brown & Platt's fees and disbursements for services rendered to the Corporation and its subsidiaries during 1993 aggregated approximately $7.6 million. While Mr. Donohoe serves as Vice President-Law of the Corporation, he is compensated by Mayer, Brown & Platt. In addition, Mr. Deukmejian is a partner of the Sidley & Austin law firm, which firm provided legal services to the Corporation in 1993 and is expected to provide legal services in 1994.

     Other Information Concerning Directors. In 1993, the Board met eight times, and each incumbent member of the Board attended 75 percent or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

     Mr. Krebs also serves as Chairman, President and Chief Executive Officer and as a director of The Atchison, Topeka and Santa Fe Railway Company ("Santa Fe Railway"), a subsidiary of the Corporation, and serves as a director of Santa Fe Pacific Gold Corporation ("Gold Corporation"), a subsidiary of the Corporation. Mr. Krebs and Mr. Swift are directors of Santa Fe Pacific Pipelines, Inc., which is a subsidiary of the Corporation and the general partner of Santa Fe Pacific Pipeline Partners, L.P., a Delaware limited partnership. Santa Fe Pacific Pipelines, Inc. owns a two percent general partner interest and a 42 percent limited partnership interest in Santa Fe Pacific Pipeline Partners, L.P. Mr. Runnells is a director of SFP Pipeline Holdings, Inc., a subsidiary of the Corporation.

     Directors' Compensation. Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer fee of $24,000, a fee of $1,000 for each meeting of the Board attended, and a fee of $1,000 ($1,500 for the Committee Chairman) for each Committee meeting attended, plus expenses for each Board or Committee meeting attended. Directors are given the option of deferring all or a specified part of their compensation for services as a director. Compensation is deferred, at the director's option, until he or she retires from the Board, reaches age 72, or retires from his or her principal occupation. Deferred amounts are credited with interest at the prevailing treasury bill rate. The amounts deferred by directors are secured by the Trust Agreement which is described under "EXECUTIVE COMPENSATION AND OTHER INFORMATION,

Employment Contracts and Change in Control Arrangements, Trust Agreement" in this proxy statement.

     By reason of Board resolution, no individual may serve as a director beyond the annual meeting of stockholders on or following his or her seventy-second birthday; a director who is also an employee of the Corporation, except the Chairman of the Board, must retire as a director effective as of termination of his or her employment with the Corporation. On July 26, 1988, the Board of Directors adopted the Retirement Policy for Directors of Santa Fe Pacific Corporation ("Retirement Policy"). An individual who is a member of the Board and who is not an employee of the Corporation in the period immediately preceding termination of service on the Board is eligible for benefits under the Retirement Policy if he or she: (i) has served as a member of the Board for ten consecutive years; (ii) has attained mandatory retirement age; or (iii) is designated by the Compensation and Benefits Committee of the Board as eligible for benefits. The annual benefit under this Retirement Policy is an amount equal to the amount of the annual retainer fee for services as a Board member at the time of termination of service and will cease upon the individual's death.

     Board Committees. The Board has established Executive, Compensation and Benefits, and Audit Committees, and a Committee on Directors. Following are brief descriptions of the functions of its standing committees.

     The Executive Committee, which did not meet in 1993, may exercise the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, subject to certain limitations of Delaware law.

     The Compensation and Benefits Committee met seven times during 1993. The functions of the committee are: to review and make recommendations to the Board with respect to salaries and other compensation paid to officers and key employees; to administer the Corporation's incentive compensation and stock plans, including the selection of participating officers and employees and the establishment of performance goals; to monitor benefits under all employee benefit plans; to consider and make recommendations to the Board with respect to the management organization of the Corporation; and to make recommendations to the Board regarding the membership of the Administration and Investment Committees of the Corporation's retirement plan and retirement trust, review the reports of such committees, and make recommendations to the Board regarding substantive amendments to the plan or trust. No member of the Compensation and Benefits Committee is an employee of the Corporation or its subsidiaries.

     The Audit Committee met three times during 1993. The functions of the committee are: to recommend to the Board the engagement of an independent accounting firm to conduct examinations of the annual consolidated financial statements of the Corporation and its subsidiaries; to review the scope of the independent accountant's audit and the results of the audit; and to confer with the Corporation's internal auditors. No member of the Audit Committee is an employee of the Corporation or its subsidiaries.

     The Committee on Directors met twice during 1993. The functions of the committee are: to receive recommendations for, review, and evaluate the qualifications of, and select and recommend to the Board, nominees for election as directors; and to evaluate Board committees and committee membership assignments, evaluate compensation for directors, and make recommendations to the Board on such matters. The Committee on Directors will consider Director nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Corporate Secretary of the Corporation on or before November 30 of the year preceding the annual meeting.

     Legal Proceedings. On December 17, 1992, an amended complaint was filed in an action entitled David Rodriguez, derivatively on behalf of Santa Fe Pacific Corporation v. John S. Reed, Robert D. Krebs, W. John Swartz, John J. Schmidt, Joseph F. Alibrandi, Richard J. Flamson, III,

George B. Munroe, Jack S. Parker, Jean Head Sisco, Arthur W. Woelfle, Robert E. Gilmore, Michael A. Morphy, Edward F. Swift, Kathryn D. Wriston, John S. Runnells, II, Robert H. West, Alan C. Furth, Arjay Miller, and Benjamin F. Biaggini, Defendants, and Santa Fe Pacific Corporation, a Delaware corporation, Nominal Defendant, in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, No. 92 CH 06618. The amended complaint asserts purported derivative claims on behalf of the Corporation against present and former directors of the Corporation and alleges that the defendant directors caused the Corporation to incur liability in connection with the action brought against the Corporation in 1985 by Energy Transportation Systems, Inc. and ETSI Pipeline Project (the "ETSI Litigation"). The four counts of the amended complaint allege breach of fiduciary duty and waste of corporate assets for intentional antitrust violations, negligent failure to stop antitrust violations, failure to timely settle the ETSI Litigation, and failure to take appropriate action against persons who committed antitrust violations. The amended complaint seeks damages from the individual defendants in an amount "not less than $342 million." On December 7, 1993, the Board appointed a Litigation Committee consisting of Directors Lindig and Roberts to consider and determine whether or not prosecution of such claims and action is in the best interest of the Corporation and its stockholders.

                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS

     To the best of the Corporation's knowledge, the following are the only persons who own beneficially five percent or more of its common stock outstanding:

                                                                       Shares
                                                                      Held and
                                                                     Nature of
                                                                     Beneficial
              Name and Address of Beneficial Owner                  Ownership(1)      Percentage
- -----------------------------------------------------------------   ------------      ----------
FMR Corp.........................................................    23,718,662(2)       13.0%
  Edward C. Johnson 3d
  82 Devonshire Street
  Boston, MA 02109
College Retirement Equities Fund.................................    14,011,996           7.6%
  730 Third Avenue
  New York, New York 10017
The TCW Group, Inc...............................................    10,772,984           5.8%
  865 South Figueroa Street
  Los Angeles, CA 90017

- ------------
(1) Based on Schedule 13G filings for holdings as of December 31, 1993, under the Securities Exchange Act of 1934 provided to the Corporation. To the best of the Corporation's knowledge, unless otherwise indicated, the reporting person has claimed sole voting power and sole investment power.
(2) Schedule 13G indicates that of the total shares held, the reporting persons had sole voting power for 741,555 shares and shared voting power for no shares, and had sole investment power for 23,718,662 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows, as of March 1, 1994, the number of shares of the Corporation's common stock and preference depositary units ("preference units") of Santa Fe Pacific Pipeline Partners, L.P. beneficially owned by the executive officers named in the Summary Compensation Table, and owned by all present directors and executive officers of the Corporation as a group.

Preference units represent preference limited partnership interests in Santa Fe Pacific Pipeline Partners, L.P. and are publicly traded on the New York Stock Exchange. Information as to the Corporation's common stock and preference units of Santa Fe Pacific Pipeline Partners, L.P. beneficially owned by individual directors is set forth under "ELECTION OF DIRECTORS" and "DIRECTORS WHOSE TERMS OF OFFICE CONTINUE" in this proxy statement.

                                                                Shares Held
                                                                 and Nature       Preference Units
                                                                     of           Held and Nature
                                                                 Beneficial        of Beneficial
                  Name of Beneficial Owner                      Ownership(1)        Ownership(1)
- -------------------------------------------------------------   ------------      ----------------
Robert D. Krebs..............................................       957,395(2)             --
Richard T. Zitting...........................................        66,545             3,500
Denis E. Springer............................................       206,415(3)             --
Donald G. McInnes............................................        36,316(4)             --
Steven F. Marlier............................................        35,222(5)             --
Directors and Executive Officers As a Group..................     1,847,390(6)         10,600(7)

- ------------
(1) The nature of beneficial ownership for shares or units listed is sole voting and investment power, unless otherwise indicated in the following notes. As of March 1, 1994, no individual director or executive officer owned more than one percent of the outstanding common stock of the Corporation or more than one percent of the outstanding preference units of Santa Fe Pacific Pipeline Partners, L.P.
(2) Includes 45,708 shares of restricted stock held under the Santa Fe Pacific Incentive Stock Compensation Plan and Santa Fe Pacific Long Term Incentive Stock Plan, 21,269 shares through participation in the Santa Fe Pacific Retirement and Savings Plan for Salaried Employees ("Retirement and Savings Plan") as of December 31, 1993, and 650,473 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan.
(3) Includes 18,805 shares of restricted stock held under the Santa Fe Pacific Long Term Incentive Stock Plan, and 160,180 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan.
(4) Includes 12,026 shares of restricted stock held under the Santa Fe Pacific Long Term Incentive Stock Plan, 22,000 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan, and 2,290 shares through participation in the Retirement and Savings Plan as of December 31, 1993.
(5) Includes 10,222 shares of restricted stock held under the Santa Fe Pacific Long Term Incentive Stock Plan, and 25,000 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan.
(6) Represents less than one percent of the Corporation's outstanding common stock. Includes 166,792 shares of restricted stock held under the Santa Fe Pacific Incentive Stock Compensation Plan and Santa Fe Pacific Long Term Incentive Stock Plan, 47,781 shares through participation in the Retirement and Savings Plan as of December 31, 1993, and 1,241,888 shares which may be acquired within 60 days upon the exercise of stock options granted under the Santa Fe Pacific Incentive Stock Compensation Plan.
(7) Represents less than one percent of outstanding preference units of Santa Fe Pacific Pipeline Partners, L.P.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table summarizes, for the years indicated, the compensation paid by the Corporation and its subsidiaries to the Chief Executive Officer and to each of the four other most highly compensated executive officers who were serving as executive officers of the Corporation at the end of 1993.

                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term Compensation
                                                                         -----------------------------------
                                                                                  Awards             Payouts
                                                                         ------------------------    -------
                                                                                       Securities
                                                                                       Underlying
                                                Annual Compensation                     Options/
                                              -----------------------    Restricted       SARs        LTIP         All Other
    Name and Principal Position       Year     Salary     Bonus(1)(2)     Stock(2)      (Shares)     Payouts    Compensation(3)
- -----------------------------------   ----    --------    -----------    ----------    ----------    -------    ---------------
Robert D. Krebs....................   1993    $450,000     $ 143,550      $215,325       329,834       $ 0          $ 4,000
  Chairman, President and             1992    $450,000     $ 443,403      $ 30,803             0       $ 0          $ 4,000
  Chief Executive Officer             1991    $450,000     $ 316,350      $213,000             0       $ 0          N/A
  of the Corporation and
  of Santa Fe Railway
Richard T. Zitting.................   1993    $262,200     $ 194,552      $      0       119,182(4)    $ 0          $ 4,000
  President of Santa Fe               1992    $262,200     $  75,120      $      0             0       $ 0          $ 4,000
  Pacific Gold Corporation            1991    $245,000     $ 111,485      $      0         9,500       $ 0          N/A
  (Chairman and Chief Executive
  Officer of Santa Fe Pacific Gold
  Corporation as of 1/27/94)
Denis E. Springer..................   1993    $237,100     $  81,088      $121,632       100,000       $ 0          $ 4,000
  Senior Vice President and           1992    $228,000     $ 214,776      $      0             0       $ 0          $ 4,000
  Chief Financial Officer of the      1991    $215,000     $ 155,316      $      0             0       $ 0          N/A
  Corporation and of Santa Fe
  Railway
Donald G. McInnes..................   1993    $181,900     $  91,969      $ 34,488        80,000       $ 0          $ 4,000
  Senior Vice President--             1992    $170,000     $ 156,863      $      0             0       $ 0          $ 4,000
  Intermodal Business Unit of         1991      (5)          (5)            (5)           (5)         (5)           N/A
  Santa Fe Railway (Senior Vice
  President and Chief Operating
  Officer of Santa Fe Railway as of
  1/1/94)
Steven F. Marlier..................   1993    $175,100     $ 109,017      $      0        80,000       $ 0          $ 4,000
  Senior Vice President--             1992    $170,000     $ 147,259      $      0        50,000       $ 0          $ 4,000
  Carload Business Unit of            1991      (5)          (5)            (5)           (5)         (5)           N/A
  Santa Fe Railway (Senior Vice
  President and Chief Marketing
  Officer of Santa Fe Railway as of
  1/1/94)

- ------------
(1) The bonus awards for officers of Santa Fe Railway were paid pursuant to The Atchison, Topeka and Santa Fe Railway Company Incentive Compensation Plan ("Incentive Plan"), in which salaried employees of Santa Fe Railway participate. The Incentive Plan provides for the establishment of annual performance goals which may include performance goals for Santa Fe Railway and individual productivity objectives. The maximum award ranges from 10 percent to 100 percent of a participant's salary depending on business goals achieved, and if an individual has personal performance goals, 20 percent of the award is based upon such individual goals. A similar incentive plan is maintained by the Gold Corporation, with a maximum award of between 20 percent and 80 percent of a participant's salary. This plan provides for establishment of annual performance goals which may include performance goals for the company and individual productivity objectives.
(2) Restricted stock shown for 1992 constitutes 2,250 shares granted to Mr. Krebs effective as of January 1, 1992 under the Corporation's Incentive Stock Compensation Plan ("Incentive Stock Plan") in lieu of a 1992 salary increase. The restrictions on these shares lapsed December 31, 1992. Restricted stock shown in 1991 constitutes 17,750 shares granted to Mr. Krebs effective as of February 26, 1992 under the Incentive Stock Plan in lieu of a portion of earned 1991 bonus under the Incentive Plan. The restrictions on these shares lapse on a pro rata basis over a five year term with the restrictions on the second one-fifth having lapsed on December 31, 1993. The Compensation and Benefits Committee ("Committee") has also permitted Messrs. Krebs, Springer, McInnes, and Marlier to receive (at their option), in lieu of up to 50 percent of their award under the Incentive Plan, a grant of restricted stock under the Santa Fe Pacific Long Term Incentive Stock Plan based upon fair market value in February, 1994 which is equal in value to 150 percent of the bonus that is waived and which will vest in three years from the date of grant or in two years if certain performance criteria are attained. The bonuses waived by Messrs. Krebs, Springer, and McInnes have been excluded from the Bonus column and the value of the restricted stock to which those individuals are entitled is included in the restricted stock column. Messrs. Krebs, Springer, McInnes, and Marlier own 36,920, 13,841, 10,619, and 10,222 shares of restricted stock with a value of $816,670, $306,163, $234,892, and $226,111, respectively, based upon a share value of $22.12 as of December 31, 1993 and pursuant to their deferral described above, Messrs. Krebs, Springer, and McInnes were entitled to receive $215,325, $121,632, and $34,488 in restricted stock, respectively, and received 8,788, 4,964, and 1,407 shares, respectively, in February, 1994. Dividends are paid on restricted stock awarded by the Corporation.
(3) Includes the maximum annual contribution by the Corporation of $4,000 to the Retirement and Savings Plan, a 401(k) plan, to match the 1993 and 1992 pre-tax election contribution made by each participant to such plan. The amount for 1991 is not subject to the reporting requirements.
(4) Represents a phantom option award issued under the Santa Fe Pacific Gold Corporation Phantom Stock Option Plan.
(5) This information is not reported for those years in which the named executive was not an executive officer of the Corporation.

STOCK OPTION/SAR GRANTS

     The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning the grant of options and stock appreciation rights during 1993.

                     OPTION/SAR GRANTS IN 1993 FISCAL YEAR

                                                      Individual Grants
                                 -----------------------------------------------------------      Potential Realizable
                                  Number of                                                     Value at Assumed Annual
                                  Securities      % of Total                                      Rates of Stock Price
                                  Underlying     Options/SARs                                   Appreciation for Option
                                 Options/SARs     Granted to     Exercise or                              Term
                                   Granted       Employees in    Base Price       Expiration    ------------------------
              Name                 (Shares)      Fiscal Year      ($/Share)          Date           5%           10%
- -------------------------------- ------------    ------------    -----------      ----------    ----------    ----------
Robert D. Krebs(1)..............    200,000          3.44%         $ 17.13          05/25/03    $2,154,593    $5,460,162
                                     64,477          1.11%         $ 17.31          12/11/00    $  489,386    $1,154,617
                                     41,190          0.71%         $ 18.06          08/01/98    $  209,593    $  464,206
                                     24,167          0.42%         $ 18.06          01/01/97    $   81,447    $  173,219
Richard T. Zitting..............    119,182(2)       7.58%(2)      $  7.25(2)       07/01/98    $  238,726    $  527,523
Denis E. Springer(1)............    100,000          1.72%         $ 17.13          05/25/03    $1,077,296    $2,730,081
Donald G. McInnes(1)............     80,000          1.38%         $ 17.13          05/25/03    $  861,837    $2,184,065
Steven F. Marlier(1)............     80,000          1.38%         $ 17.13          05/25/03    $  861,837    $2,184,065

- ------------
(1) The option grants listed in the table with a $17.13 exercise price for Messrs. Krebs, Springer, McInnes, and Marlier become exercisable in two equal installments beginning May 25, 1994, and contain a reload feature. Mr. Krebs also received three option grants in connection with his use of shares to exercise options: the option with an exercise price of $17.31 became exercisable on December 29, 1993, and the remaining two options, each with exercise prices of $18.06, became exercisable on December 30, 1993. If the stockholders' common stock increased in value using the same valuation method set forth in the table (based on the per share gain with respect to the Santa Fe Railway option grant with a $17.13 exercise price and the Corporation's outstanding shares at December 31, 1993), the value of the stockholders' equity would increase approximately $2.0 billion at 5 percent and $5.1 billion at 10 percent.
(2) Gold Corporation maintains the Santa Fe Pacific Gold Corporation Phantom Stock Option Plan ("Phantom Plan") in which Mr. Zitting participates. Pursuant to the plan, Mr. Zitting received a grant of 119,182 phantom options at an option price of $7.25 as of July 1, 1993. The options will vest in three annual installments commencing July 1, 1994 and terminate five years from the date of grant. The use of phantom options based upon the value of Gold Corporation is appropriate as there is no currently traded stock of that company. The grant price was determined by a formula designed to approximate the market value of a share of common stock of the Gold Corporation, and the share value will be determined under this formula for grants prior to the issuance of a publicly-traded security in the Gold Corporation.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning their exercise of stock options or SARs during 1993 and unexercised stock options and SARs held as of the end of 1993.

   AGGREGATED 1993 STOCK OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUES

                                                                 Number of                 Value of Unexercised
                                                           Securities Underlying               In-the-Money
                                                          Unexercised Options/SARs           Options/SARs at
                                          Aggregate         at Year End (Shares)              Year End(1)(2)
                       Shares Acquired      Value       ----------------------------   ----------------------------
        Name             On Exercise     Realized(1)    Exercisable    Unexercisable   Exercisable    Unexercisable
- ---------------------  ---------------   -----------    -----------    -------------   -----------    -------------
Robert D. Krebs......      173,333       $1,884,563       650,472         200,000      $ 7,445,866      $ 998,000
                            78,980       $  682,585
                            83,145       $1,065,294
Richard T. Zitting...      113,329       $1,026,228             0           3,267      $         0      $  51,423
                                                                0(3)      119,182(3)   $         0      $ 153,745(3)
Denis E. Springer....       55,333       $  650,439       160,180         100,000      $ 2,116,734      $ 499,000
                             5,891       $   75,869
Donald G. McInnes....        5,000       $   54,245        22,000          80,000      $   344,960      $ 399,200
                            27,800       $  278,156
Steven F. Marlier....       25,000       $  131,125             0         105,000      $         0      $ 642,700

- ------------
(1) Dollar values are calculated by determining the difference between the fair market value of the securities underlying the options or SARs and the exercise or base price of the options or SARs at exercise or at year-end ($22.12), as applicable.

(2) Options or SARs are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR.

(3) Dollar values of phantom options awarded under the Phantom Plan are calculated by determining the difference between the year end value of a phantom unit calculated pursuant to a formula designed to approximate the value of a share of the Gold Corporation and the exercise or base price.

LONG TERM INCENTIVE PLAN

     On January 26, 1993, the Board of Directors adopted the Santa Fe Pacific Long Term Incentive Stock Plan ("Stock Plan") which was approved by the stockholders at the 1993 Annual Meeting of Stockholders. Messrs. Krebs, Springer, McInnes, and Marlier participate in the Stock Plan and pursuant to the plan, Messrs. Krebs, Springer, McInnes, and Marlier received grants of restricted stock subject to a Performance Period. The award will vest ratably beginning on January 1, 1996, over a three to five year period, if the performance criteria based upon return on invested capital over such period are satisfied. Dividends are paid on this restricted stock.

     The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning the grant of long term incentive awards.

                    LONG TERM INCENTIVE PLANS -- 1993 AWARDS

                                         Estimated Future Payouts under Non-Stock Price-Based Plans
                                        ------------------------------------------------------------
                                          Number of
                                           Shares,
                                           Units,                             Threshold     Maximum
                                             or             Performance       Number of    Number of
                Name                    Other Rights          Period           Shares       Shares
- -------------------------------------   -------------    -----------------    ---------    ---------
Robert D. Krebs......................       26,270       01/01/93-12/31/97      6,567        26,270
Denis E. Springer....................       13,841       01/01/93-12/31/97      3,460        13,841
Donald G. McInnes....................       10,619       01/01/93-12/31/97      2,654        10,619
Steven F. Marlier....................       10,222       01/01/93-12/31/97      2,555        10,222

PENSION PLANS

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (age 65) under the Santa Fe Pacific Retirement Plan ("Retirement Plan"), as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based generally upon compensation that is covered under the plans and upon years of service with the Corporation and its subsidiaries.

     In light of the portion of his earned 1991 bonus under the Incentive Plan that Mr. Krebs agreed to forego, the Board entered into a supplemental retirement agreement with Mr. Krebs to provide that the bonus amount of $213,165 that he forfeited would be included for purposes of his retirement calculation as a supplemental benefit.

                               PENSION PLAN TABLE


  Average                                    Years of Service
   Yearly        -------------------------------------------------------------------------
Compensation        10           15           20           25           30           35
- ------------     --------     --------     --------     --------     --------     --------
 $  250,000      $ 40,000     $ 60,000     $ 80,000     $ 99,000     $119,000     $139,000
 $  400,000      $ 64,000     $ 96,000     $128,000     $160,000     $191,000     $220,000
 $  600,000      $ 96,000     $143,000     $192,000     $239,000     $287,000     $335,000
 $  800,000      $128,000     $192,000     $255,000     $319,000     $383,000     $447,000
 $1,000,000      $160,000     $240,000     $320,000     $400,000     $480,000     $560,000

     A participant's average yearly compensation under the Corporation's pension plans is based upon his or her average base salary and cash bonus earned for the 60 consecutive months during the last 120 months of service for which such average is the highest or, in the case of a participant who has been employed for less than five years, the period of his or her employment with the Corporation and its subsidiaries. The estimated years of service for Mr. Krebs, Mr. Zitting, Mr. Springer, Mr. McInnes, and Mr. Marlier are 28, 15, 11, 24, and 2, respectively. Benefit figures shown above are annual amounts payable based on a straight life annuity under the Corporation's benefit formula without regard to any Railroad Retirement, Social Security, or other offsets, assuming normal retirement by the participant without a joint survivorship provision. The Retirement Plan alternatively provides for joint survivorship options. For purposes of the Pension Plan, covered compensation in 1993 for Mr. Krebs, Mr. Zitting, Mr. Springer, Mr. McInnes, and Mr. Marlier was $712,800, $456,779, $389,792, $296,631, and $284,222, respectively.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Corporation has approved severance agreements ("Severance Agreements") for certain key executive officers of the Corporation including Messrs. Springer, McInnes, and Marlier. The Severance Agreements are intended to encourage such employees to remain in the employ of the Corporation during periods of uncertainty in the event the Corporation undergoes a change in control. A "change in control of the Corporation" is generally defined to occur if: (a) any "person" becomes the beneficial owner of securities representing 25% or more of the voting power of the Corporation's or Santa Fe Railway's outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease to constitute at least a majority of the Board; or (c) the Corporation's stockholders approve a merger or consolidation of the Corporation or Santa Fe Railway with another corporation; or (d) the Corporation's or Santa Fe Railway's stockholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Corporation or Santa Fe Railway of all or substantially all of their assets, respectively. Each Severance Agreement provides for the payment of severance benefits to the employee if his or her employment is terminated during the term of the Severance Agreement following such an event either by the Corporation other than for "Cause" or by the employee for "Good Reason," as those terms are defined therein.

     The term of the Severance Agreements extends to December 31, 1994, and is automatically extended for additional one-year periods unless, by September 30 of any year, the Corporation gives notice that the Severance Agreements will not be extended for the following year. The Severance Agreements, however, are automatically extended for a period of 36 months following a "change in control of the Corporation."

     The Severance Agreements for Messrs. Springer, McInnes, and Marlier provide for: (a) lump sum payment equal to two years' base salary, or if higher, the base salary paid in the last twenty-four months, or in lieu thereof, the benefits provided under a subsidiary's severance program (as described below), and two times the maximum bonus payment as if all performance objectives have been met in full with an additional sum so that such benefits are payable on an after-tax basis; (b) a lapse of restrictions on any outstanding restricted stock grants and full payout of related Performance Units; (c) a cash payment for each outstanding option equal to the amount by which either (i) the fair market value of a share of common stock on the date of termination or, in the case of Non-Qualified Stock Options, the highest quoted per share price during the sixty-day period commencing on the date of termination, or (ii) the price paid in connection with any "change in control of the Corporation," whichever is higher, exceeds the fair market value of a share of common stock on the date of grant; (d) legal fees and expenses relating to claims under the Severance Agreements; and (e) life, disability, and health benefits for a period of up to twenty-four months. The payments provided in clauses (a), (b), and (c) above are payable pursuant to the Severance Agreements and are further limited to the extent that the value thereof, when aggregated with other benefits or payments, would exceed (i) three times the "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the base amount approximating the average of five years' compensation preceding a "change in control of the Corporation," plus (ii) the value of all health and life insurance benefits, and (iii) the earned portion of any award or benefit previously granted.

     Mr. Zitting has entered into a severance agreement with the Gold Corporation extending to June 25, 1995 as a result of the asset exchange with Hanson Natural Resources Company which extended his agreement. The agreement will be renewed annually unless terminated by the Board of Directors of the Gold Corporation. In the event that Mr. Zitting is terminated by the Gold Corporation without cause or is constructively terminated following a change of control of Gold Corporation or the Corporation (the definition of which is similar to that used in the Corporation's Severance Agreements), he will be entitled to (i) two times base pay, (ii) a bonus payout as if all objectives were met, (iii) cash value of all outstanding stock awards, (iv) continuation of life insurance and medical benefits, and (v) outplacement.

     Santa Fe Railway and the Corporation's subsidiaries maintain severance programs for all full-time salaried employees, including the executive officers named in the Summary Compensation Table, who are terminated by their respective companies other than for Cause as defined in the severance programs. A participant is generally entitled to an amount up to one year's pay based upon a participant's age, length of service, and current salary, or in certain circumstances, supplemental payments provided that the aggregate does not exceed two years' pay. The program further provides that in the event of a change in control (which is similar to the definition used in the Severance Agreements), the program will be maintained for a twenty-four month period. Benefits under these programs will not be paid if a participant received payments under a Severance Agreement.

     The Corporation and its subsidiaries have similar change in control provisions in certain of the incentive plans. In the event of a change in control, Santa Fe Railway would be contractually bound to maintain the Incentive Plan and its administrative committee throughout the year in which the change in control occurred.

     The Corporation's Stock Plan also has a change in control provision similar to that discussed above except that it does not encompass changes in ownership of Santa Fe Railway common stock or, in certain circumstances, assets. In the event of a change in control, all awards of options and SARs become immediately exercisable and all restrictions on restricted stock lapse except as limited by individual agreement.

     The Retirement Plan has a similar change in control provision that restricts the use of excess plan assets for purposes other than the payment of participant benefits.

     Trust Agreement. The Corporation maintains a trust agreement ("Trust Agreement") to set aside funds necessary to satisfy the Corporation's obligations to present and former executives and directors under deferred compensation programs and agreements, retirement commitments, certain consulting agreements, and supplemental retirement plans. In 1988, the Trust Agreement was amended to provide for permanent funding of benefits under the supplemental retirement plans and the Retirement Policy for Directors of Santa Fe Pacific Corporation on a present value basis, and to further provide for a split-dollar life insurance plan ("Split-dollar Plan") for certain key employees including Mr. Krebs and one executive officer. The Split-dollar Plan provides for the purchase of life insurance policies covering key employees, and for the payment to each covered employee's beneficiary of a portion of the death benefit payable under such employee's life insurance policy, with the remaining value in each policy to be used to fund the other obligations of the trust established under the Trust Agreement. The trust retains all rights to any cash values of the policies and the executive officers pay the cost of term coverage. In the event of a "change in control of the Corporation" as defined in the Severance Agreements, the Trust Agreement provides for the payment of amounts which may become due, subject only to the claims of general creditors of the Corporation in the event that the Corporation became bankrupt or insolvent.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

     The Compensation and Benefits Committee (the "Committee") of the Board of Directors is composed entirely of outside directors, none of whom are employees or former employees of the Corporation or its subsidiaries. The Committee is responsible for the overall executive compensation strategy of the Corporation, the on-going monitoring of the strategy's implementation, and recommendations to the Board to implement such strategies.

     Executive Officers Compensation Policy. The Committee's executive compensation policy has four overall objectives: (1) to align the interests of its executive officers with that of the Corporation's stockholders; (2) to link compensation to the performance of the Corporation, as well as to the individual contribution of each officer; (3) to emphasize variable as opposed to fixed compensation; and (4) to compensate executives at a level which is competitive in the marketplace so that the Corporation can continue to attract, motivate, and retain executives with outstanding abilities.

     Management of Annual Compensation. The Committee's executive compensation strategy encompasses conservatively managing fixed compensation and emphasizing variable, results-oriented compensation, while ensuring that it offers a competitive total compensation package to executives. The Committee monitors total remuneration data on an annual basis to ensure that the Corporation is appropriately aligned with the market for executive talent. Base salaries for all executives and for all other salaried employees are based upon salary ranges which are conservatively established for each position. Salary ranges are determined through annual competitive salary surveys. In addition, each employee's salary is based on an annual assessment of his or her performance.

     Since 1987, the Corporation has undergone a major restructuring and has divested many subsidiaries and lines of business. In connection with a major restructuring of Santa Fe Railway in 1990, Santa Fe Railway implemented a revised compensation program under which exempt, salaried employees were subject to pay reductions ranging from four percent to ten percent of compensation in September 1990, and Mr. Krebs' base pay was reduced by twenty-five percent.

     During 1993, Hay Management Consultants was retained to conduct a study to compare the compensation levels of the Corporation with those of corporations of comparable size and revenues, and with a comparable employee base. The Hay data bases for general industry, transportation companies, and railroad companies of like size and revenues (which includes companies in the Dow Jones Transportation Average), were the basis for comparing compensation levels with respect to executives employed at Santa Fe Railway. The Hay data bases of minerals companies of like size and revenues, as well as general industry, were the basis for comparing compensation levels with respect to executives employed at Gold Corporation. Based upon the study, it was determined that the Corporation is at the moderate to low end of total compensation for all executive employees. For 1994, base executive salaries and benefits have been set at moderately competitive levels and total compensation is tied directly to performance levels. Thus, executive compensation remains largely variable and should fluctuate with the performance of the Corporation and stockholder value.

     Performance-Based Executive Compensation Plans. The Committee seeks to tie compensation to corporate performance and individual performance through incentive plans maintained by the Corporation's operating units. Officers of the Corporation and officers and salaried employees of Santa Fe Railway participate in The Atchison, Topeka and Santa Fe Railway Company Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan provides for the establishment of annual performance goals which may include performance goals for Santa Fe Railway and individual productivity objectives. Under the Incentive Plan, awards to executive officers are weighted 80 percent upon the achievement of targeted growth in Net Revenue from Operations and 20 percent upon the achievement of individual productivity objectives which are derived from the Corporation's and Santa Fe Railway's key strategic objectives during each calendar year. A participant's compensation depends on the goals achieved, with the maximum eligibility award during 1993 being an amount between 10 percent and 100 percent of a participant's salary. A similar incentive plan is maintained by the Gold Corporation, with a maximum award of between 20 percent and 80 percent of a participant's salary. This plan provides for establishment of annual performance goals which may include performance goals for the company and individual productivity objectives.

     In 1993, the Committee adopted a new incentive and retention program ("Exchange Program") in connection with the Incentive Plan whereby each executive officer and other key employees were given the opportunity to exchange up to 50 percent of the amount that would otherwise have been payable in cash to such officer or employee as an annual incentive bonus for an award of restricted stock. The number of shares of stock subject to such an award is determined using the following formula:

          (i)  1.5 times;

          (ii) the quotient of:

               (a) the amount of bonus foregone divided by

               (b) the fair market value of a share of the Corporation's common stock at the date of grant.

The Committee determined that providing participants with shares of common stock having an initial 50 percent premium above the amount of cash that would otherwise be payable was necessary and appropriate to encourage stock ownership by executive officers and other key employees.

     Shares of restricted stock awarded under the Exchange Program generally vest on the third anniversary of the award, except that all of such shares will become vested upon the occurrence of certain events (such as achievement of certain performance goals based upon return on invested capital, death or a change of control) and that a pro rata portion of such shares will vest upon the occurrence of certain other events (such as retirement or an involuntary termination of employment without cause).

     The Committee approved the Program to achieve two objectives. First, the Committee believed that the amount of the Corporation's common stock owned by executive officers should be increased to align further the economic interests of management with those of stockholders. Second, the Committee believed it was necessary to enhance the retentive effect of its compensation practices through an award that provided an incentive to enhance stockholder value and to remain in the Corporation's employ.

     Gold Corporation maintains an annual incentive program similar to the Railway Incentive Plan. The performance measures used by Gold are the achievement of targeted growth in Operating Income and the achievement of individual productivity objectives which are derived from Gold Corporation's strategic objectives.

     In light of recent federal tax law changes disallowing the deductibility of certain executive compensation in excess of $1 million, unless it is performance-based, the Committee has undertaken to review the impact of these changes upon the Corporation. The tax law changes apply to compensation in excess of $1 million paid to the chief executive and the other four highest compensated officers of publicly held corporations. In 1994, it is expected that no officer of the Corporation will earn compensation in excess of $1 million that is not performance-based.

     Long-Term Incentive Plans. To encourage ownership in the Corporation and alignment of executives' interests with those of stockholders, the Corporation implemented in 1993 a new Long Term Incentive Stock Plan (the "Stock Plan"). By providing long-term incentives which comprise a substantial portion of an executive's total compensation in the form of equity-based compensation, the Stock Plan encourages executive performance that should lead to enhanced stock performance. In determining amounts awarded, the Committee took into account current total compensation levels compared to competitive levels. Option grants, which become exercisable over a number of years, and restricted stock grants, with restrictions which lapse over a number of years upon achievement of specified performance goals, have been made under the Stock Plan to encourage executives to stay with the Corporation and to identify with the long-term interests of the Corporation and its stockholders.

     Option grants under the Stock Plan were awarded on May 25, 1993, to four Santa Fe Railway executive officers named in the Summary Compensation Table, and option grants were awarded in 1993 to all other salaried employees of the Corporation, for a total of 5,814,770 shares.

     Restricted stock grants under the Stock Plan were awarded on May 25, 1993, to four Santa Fe Railway executive officers named in the Summary Compensation Table, and restricted stock grants were awarded in 1993 to 134 other senior management employees, for a total of 777,422 shares in 1993. All of these grants were performance-based, with vesting to occur upon achievement of return on invested capital performance goals.

     A performance-based phantom option grant based upon an estimated value of Gold Corporation was awarded on July 1, 1993 to Mr. Zitting, named in the Summary Compensation Table.

     The Corporation has also adopted ownership goals for the four named executives of Santa Fe Railway and senior managers of that company that are equal to one to five times an individual's base pay. Mr. Krebs has a share ownership goal of five times pay, and Messrs. Springer, McInnes, and Marlier have share ownership goals of two times pay, to be achieved over a three-year time period.

     The 1993 Compensation of the Chief Executive Officer. The factors upon which Mr. Krebs' 1993 compensation was based are the same as described above for all executive officers pursuant to the Corporation's executive compensation strategy. Mr. Krebs is eligible to participate in the same compensation plans maintained by the Corporation and Santa Fe Railway that are available to other executive officers of the Corporation as described above. The annual incentive reported as earned in 1993 by Mr. Krebs in the Summary Compensation Table was predominantly based on the achievement of targeted growth in Santa Fe Railway's Net Revenue from Operations from the

Corporation's 1993 profit plan. The growth in Net Revenue from Operations increased approximately ten percent in 1993 from 1992 after adjustment for special items. A lesser proportion of Mr. Krebs' 1993 bonus was based on his achievement of personal goals as determined by the Committee, derived from key long term and short term business strategies. These business strategies included confidential corporate strategy development, safety, service levels, and organizational effectiveness.

     In order to link compensation paid to Mr. Krebs to the Corporation's stock performance and to provide him with an incentive for further growth in the Corporation's total return to stockholders, a restricted stock grant with a five year performance period was made in 1993 under the Stock Plan. In addition, to encourage his stock ownership, Mr. Krebs was eligible to participate in the Exchange Program described above. Mr. Krebs is also entitled to receive option grants equal to shares used to pay an option purchase price.

       Compensation and Benefits Committee:

       Joseph F. Alibrandi, Chairman
       Bill M. Lindig
       Michael A. Morphy
       Jean Head Sisco
       Robert H. West

PERFORMANCE GRAPH.

     The following graph depicts a five year comparison of cumulative total stockholder returns, assuming reinvestment of dividends1, for the Corporation, the Standard & Poor's 500 Stock Index ("S&P 500"), and the Dow Jones Transportation Average ("DJTA")2. The Corporation is included within both the S&P 500 and the DJTA indices. The graph assumes that $100 was invested on December 31, 1988, in the Corporation's common stock, the S&P 500, and the DJTA.

      Measurement Period           Santa Fe
    (Fiscal Year Covered)           Pacific         S&P 500          DJTA
      1988                           100             100             100
      1989                           108             132             123
      1990                            84             128              94
      1991                           185             166             148
      1992                           171             179             160
      1993                           297             198             201

- ------------
(1) With respect to an investor in the Corporation's common stock (which trades on the New York, Chicago, and Pacific Stock Exchanges under "SFX"), this analysis assumes that cash dividends were reinvested in additional shares of SFX on the date the dividends were paid. Other distributions to stockholders were included as follows:

          (a) On December 4, 1990, the Corporation distributed its approximate 80 percent stock ownership in each of Catellus Development Corporation ("Catellus") and Santa Fe Energy Resources, Inc. ("Energy") to its stockholders on a pro rata basis. Each SFX stockholder received one share of Catellus stock for each four shares of SFX owned and one share of Energy stock for each
              3.317247 shares of SFX owned. For this analysis, it is assumed that the investor sold these shares on December 4, 1990 for the closing "when-issued" New York Stock Exchange ("NYSE") price on such date and used the proceeds to purchase additional shares of SFX at the closing "when-issued" price.

          (b) In January 1991, the Board voted to redeem rights issued under its stockholder rights plan by means of a share distribution. Holders received an amount of SFX equal to $0.05 per right on March 15, 1991. For this analysis, it is assumed that each investor received .006557 additional shares for each share of SFX owned based on the NYSE closing price for SFX on March 15, 1991.

(2) Stock price performance shown on this graph is not necessarily indicative of future price performance. The initial point selected for comparison of investment performance, which for this year is December 31, 1988, as required by Securities and Exchange Commission rules, is also a factor that will affect total stockholder return over any given period of time.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse served as the independent public accountant for the Corporation in 1993. The Corporation's independent public accountant for 1994 will be selected by the Board at a regular Board meeting to be held in 1994. Representatives of Price Waterhouse will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     The Board knows of no business that will come before the meeting except that indicated above. However, if any other matters are properly brought before the meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing this proxy material will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made by regular employees of the Corporation or by paid solicitors in person or by telephone, telecopy, or telegraph. Arrangements may be made with brokerage houses, custodians, nominees, and fiduciaries to send proxy material to their principals and the Corporation will reimburse them for their expense in so doing.

                             STOCKHOLDER PROPOSALS

     In accordance with the proxy rules of the Securities and Exchange Commission, proposals by stockholders to be considered for inclusion in the proxy material solicited by the Corporation for the 1995 annual meeting must be received at the Corporation's executive offices no later than November 15, 1994. To be eligible for inclusion, a proposal must also comply with all applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

     By order of the Board of Directors.
                                                      MARSHA K. MORGAN
                                                      Corporate Secretary
March 9, 1994

                                 DIRECTIONS TO
                          SANTA FE PACIFIC CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
                            HYATT REGENCY--WOODFIELD
                              1800 EAST GOLF ROAD
                              SCHAUMBURG, ILLINOIS
                                 (708) 605-1234

                         FROM CHICAGO OR O'HARE AIRPORT

Proceed west on Interstate 90 to Illinois 53 exit south. Proceed south on Illinois 53 to the exit for Higgins/Golf Road, following the access road (stay in the left lane) to the first stoplight (Woodfield Road). Turn left (going under the expressway) and then left again to go north on the opposite access road to reach Golf Road (Illinois 58) (north access road ends at Golf Road). Turn left onto Golf Road and go approximately two blocks to turn right into the Hyatt entrance. Immediately west of the Hyatt is an access road to the large parking lot at the rear of the hotel.

                          FROM INTERSTATE 290/NORTH 53

Proceed north on Illinois 53/Interstate 290 to the Higgins/Golf Road exit. Proceed north on the access road past stoplights at Higgins Road and Woodfield Road to Golf Road (Illinois 58) (north access road ends at Golf Road). Turn left onto Golf Road and go approximately two blocks to turn right into the Hyatt entrance. Immediately west of the Hyatt is an access road to the large parking lot at the rear of the hotel.

                                 [MAP TO COME]

                              Difference Letter

The following graphic material cannot be transmitted pursuant to EDGAR:

1.      The cover page has a blue logo printed above the Company name.

2. The back cover page has a map printed in blue and black which shows directions to the Annual Meeting site.

                         SANTA FE PACIFIC CORPORATION
                  1700 EAST GOLF ROAD, SCHAUMBURG, IL 60173
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints Michael A. Morphy, Jean Head Sisco,
P      and Edward F. Swift, and each of them, proxy for the undersigned, with
R      power of substitution, to vote as specified herein, all Common Stock
O      held by the undersigned, with the same force and effect as the
X      undersigned would be entitled to vote if personally present, at the
Y annual meeting of stockholders of the Company to be held in The Hyatt Regency-Woodfield, 1800 East Golf Road, Schaumburg, IL, on Tuesday, April 26, 1994, at 10:00 A.M. and at any adjournment or postponement thereof.

       Election of Directors - Nominees are:

       Bill M. Lindig
       Roy S. Roberts
       John S. Runnells II
       Robert H. West

       You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Proxy Committee cannot vote your shares unless you sign and return this card.

                         PLEASE SIGN ON REVERSE SIDE

        Please mark your                                          |
   X    votes as in this                                          |      8664
        example.                                                  |______
        This proxy, when properly executed, will be voted in the
        manner directed herein.  If no directions are made, this
        proxy will be voted "FOR" the Nominees for Director.
- --------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR all Nominees.
- --------------------------------------------------------------------------------
Election of Directors   FOR   WITHHELD                    NOMINEES FOR DIRECTOR:
"FOR" all nominees      / /     / /     If marked, vote     Bill M. Lindig
(except as                              is withheld from    Roy S. Roberts
marked to the                           all nominees        John S. Runnells II
contrary below)                         listed              Robert H. West

To withhold authority to vote for any individual nominee, write the name of the nominee(s) in the space provided below

______________________________________

- --------------------------------------------------------------------------------

                In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

                Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                _______________________________________________

                _______________________________________________
                 SIGNATURE(S)                   DATE